Exhibit 99.1

Dendreon Announces Third Quarter 2013 Results

– Implements Restructuring and Cost Reduction Plan Projected to Generate More Than $125 Million in Annual Savings –

– Conference Call to be Hosted November 12, 2013 at 9:00 a.m. ET –

SEATTLE, November 12, 2013 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the third quarter ended September 30, 2013. Net product revenue for the quarter was $68 million compared to $77.9 million for the quarter ended September 30, 2012, down 12.8% year over year. Net loss in the third quarter of 2013 was $67.2 million, or $0.44 per share, compared to a net loss of $154.9 million, or $1.04 per share for the same period in 2012.

As of September 30, 2013, Dendreon had $233.3 million in cash, cash equivalents, and short-term and long-term investments.

John H. Johnson, chairman, president and chief executive officer of Dendreon said, “We have seen a strengthening of our business during the past two months. In fact, in October, we saw more patient enrollments than any other month this year. Should these enrollments convert to infusions at our historical rate, we expect that this will bring benefit to both the fourth quarter of this year and the first quarter of next year.”

Mr. Johnson continued, “Accelerating the path to profitability has been a top priority for Dendreon. Consistent with that goal, we are restructuring the Company and implementing additional cost reductions to enable Dendreon to succeed as a leaner, more nimble biotechnology company focused in immuno-oncology. Our plan enables us to slow our cash burn and be better positioned to achieve profitability while continuing to make strategic investments in manufacturing automation, select European initiatives and ongoing clinical development programs, including our combination and sequencing studies. We are confident that with the successful execution of our plan, we can create value for shareholders, physicians and patients.”

Dendreon’s restructuring and cost reduction plan will remove more than $125 million in cash operating expenses from the Company’s 2013 run rate, representing a reduction of approximately 20%. These reductions will come from all expense categories. Cost of goods sold (COGS) expenses are expected to decline by approximately $30 million. Following the restructuring, the Company will have approximately 820 employees, down from more than 2,000 employees at its peak.

Dendreon will implement the plan immediately and expects that the net benefits will begin to be realized as early as the first quarter of 2014. The Company will remain focused on reducing costs without compromising quality, and on spending more efficiently and managing its balance sheet.

Additional Third Quarter Highlights:

•	Presented key data at the 2013 European Cancer Congress (ECC)

•	Strong presence on the podium from European and U.S. key opinion leaders

•	Granted marketing authorization for PROVENGE® (sipuleucel-T) in the European Union (EU) by the European Commission; in discussions with potential partners and prioritizing plans for launch

•	Announced agreement with PharmaCell to be the Contract Manufacturing Organization (CMO) for EU commercial production; Dendreon has worked with PharmaCell since 2011

•	Increasing awareness with direct-to-consumer (DTC) initiatives including advertising campaign, marketing and public relations activities

•	DTC ad campaign has achieved expectations, including raising awareness and registrations, as well as verified enrollments and actual infusions

•	Patients who turn to PROVENGE as a result of the relationship marketing campaign receive their first infusion significantly faster than other patients

•	During Prostate Cancer Awareness Month (PCAM), executed national public relations campaign to raise awareness of immunotherapy and PROVENGE and supported advocacy events to disseminate PROVENGE information to patients, families and caregivers

•	Continued focus on expanding clinical data

•	Sequencing study of PROVENGE and Xtandi® now active and enrolling patients; first patient has been treated

•	Phase II studies of sequencing of PROVENGE and Zytiga® and sequencing PROVENGE and ADT are both fully enrolled; data support that Zytiga and PROVENGE can be given concurrently

•	Initiated PRIME, which will serve as important source of samples for biomarker program

•	PREDICT study screening castrate resistant prostate cancer patients for metastatic disease is actively enrolling patients

•	DN24-02 data – preliminary analysis showed positive immune response and that ~3/4 of bladder cancer patients express Her2

Conference Call Information

Dendreon will host a conference call on November 12, 2013 at 9:00 a.m. EST. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 74649983. The call will also be audio webcast with supplemental information slides available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-800-585-8367 or +1-404-537-3406 for international callers; the conference ID number is 74649983. The replay will be available from 12:00 p.m. EST on Tuesday, November 12, until 11:59 p.m. EST on Monday, November 18. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com and the supplemental information slides will be posted to the Company’s website.

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the recent and prior restructurings, the timing and elements of the restructurings, the timing and form of related charges, the expected annual operating expense reductions, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructurings, statements regarding sequencing studies, statements regarding studies to advance understanding of immunotherapy and the treatment of advanced prostate cancer, statements regarding biomarkers, expectations about the early detection study, expectations about advancing our pipeline, expectations regarding reductions of cost of goods sold, expectations regarding reimbursement approvals of PROVENGE® in Europe or Dendreon’s ability to launch and commercialize PROVENGE in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects, beliefs and expectations regarding potential revenue and earnings from product sales, including beliefs regarding Dendreon’s ability to grow sales, expectations regarding market size, target market, and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution and effectiveness, progress generally on commercialization efforts for PROVENGE, and expectations about clinical trial enrollments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA or the EU on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve reimbursement approvals in Europe, manufacturing or quality difficulties, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-Q for the quarter ended September 30, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Product revenue, net	$67,982	$77,942	$208,848	$239,878
Royalty and other revenue	20	29	63	159

Total revenue	68,002	77,971	208,911	240,037
Operating expenses:
Cost of product revenue	46,933	51,749	134,106	173,521
Research and development	17,579	18,643	54,190	55,683
Selling, general and administrative	56,207	68,109	185,484	243,643
Restructuring, contract termination and asset impairment	1,188	80,994	2,844	81,969

Total operating expenses	121,907	219,495	376,624	554,816

Loss from operations	(53,905)	(141,524)	(167,713)	(314,779)
Interest income	158	313	553	1,071
Interest expense	(13,458)	(13,732)	(40,973)	(41,312)
Other income (expense)	(10)	79	71	105

Net loss	$(67,215)	$(154,864)	$(208,062)	$(354,915)

Basic and diluted net loss per share	$(0.44)	$(1.04)	$(1.37)	$(2.39)

Shares used in computation of basic and diluted net loss per share	152,246	149,593	151,849	148,455

	September 30,	December 31,
	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$87,694	$188,408
Short-term investments	78,947	165,396
Long-term investments	66,708	76,045

Total cash and cash equivalents, short-term investments and long-term investments	233,349	429,849
Trade accounts receivable	34,711	38,884
Inventory	96,116	76,300
Total assets	522,140	721,119
Convertible senior notes due 2016	552,326	532,744
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity (deficit)	(161,157)	34,613

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
GAAP net loss	$(67,215)	$(154,864)	$(208,062)	$(354,915)
Non-GAAP adjustments:
Depreciation expense	8,108	9,498	23,829	31,152
Imputed interest related to the convertible senior notes due 2016	6,660	6,142	19,582	18,059
Restructuring and contract termination, including stock-based compensation expense	1,188	80,994	2,844	81,969
Management severance and other termination benefits:
Severance expense	896	—	896	6,965
Non-cash stock-based compensation expense	1,092	—	1,092	15,112
Other stock-based compensation expense	5,360	8,194	11,005	40,462

Non-GAAP net loss	$(43,911)	$(50,036)	$(148,814)	$(161,196)

Non-GAAP net loss per share- basic and diluted	$(0.29)	$(0.33)	$(0.98)	$(1.09)

Shares used in computation of basic and diluted net loss per share	152,246	149,593	151,849	148,455

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.